EXHIBIT 99.1

Allscripts Healthcare Solutions Contacts:

Bill Davis                                                                                                                                                Dan Michelson
Chief Financial Officer                                                                                                                             Vice President of Marketing
847-680-3515, Ext. 282                                                                                                                         847-680-3515, Ext. 4330
bill.davis@allscripts.com                                                                                                                         dan.michelson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports Third Quarter 2003 Results

Company Posts Record Revenue and Reiterates Q4 Profitability Guidance

CHICAGO, IL - October 23, 2003 -- Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), the leading provider of clinical software and information solutions for physicians, announced its results for the three and nine months ended September 30, 2003.

Total revenue for the three months ended September 30, 2003 was $22.5 million, compared to $20.0 million for the three months ended September 30, 2002. Revenue from software and information services for the three months ended September 30, 2003 was $11.5 million, increasing by 60% over the comparable period last year.

Net loss for the three months ended September 30, 2003 of $0.9 million, or $0.02 per share, compares to a net loss of $3.2 million, or $0.08 per share for the same period last year. The net loss of $0.02 per share in the third quarter of 2003 represents a $0.03 per share improvement over the prior quarter.

At September 30, 2003 the Company had cash and marketable securities of $52.2 million and no debt. Approximately $15.0 million was used during the quarter to consummate the acquisitions of Advanced Imaging Concepts and the assets of RxCentric, Inc.

"We are pleased with our third quarter performance, including record revenues and our third consecutive quarter of positive cash flow from operations," commented Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. "However, the bottom line is about delivering results for our clients. Earlier today, we announced a major expansion of our relationship with Iowa Health System, the largest provider of healthcare in that state, to automate 400 physicians. Additionally, we are pleased to announce that our Physicians Interactive business has signed an agreement with a current client, Abbott Laboratories (NYSE: ABT), one of the 10 largest pharmaceutical companies in the world, to be a preferred provider of online product education services for physicians. Improved results and the expansion of client relationships based on producing solid returns are good indications of the momentum we are building. We are on track for profitability in the fourth quarter of this year."

Total revenue for the nine months ended September 30, 2003 was $62.2 million, increasing by 6% over the nine months ended September 30, 2002. For the nine months ended September 30, 2003, revenue from software and information services was $27.9 million, increasing by 32% over the comparable period last year. Net loss for the nine months ended September 30, 2003 of $5.1 million, or $0.13 per share, compares with a net loss of $13.2 million, or $0.34 per share for the same period last year.

Allscripts Healthcare Solutions will conduct a conference call on Thursday, October 23, 2003 at 4:30 PM Eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through November 7, 2003 at www.allscripts.com or by calling 1-800-642-1687, ID #3306592.

About Allscripts Healthcare Solutions
Allscripts Healthcare Solutions (AHS) is the leading provider of clinical software and information solutions for physicians. Our TouchWorks software is a modular electronic medical record that enhances physician productivity using Tablet PCs, wireless handheld devices and desktop workstations to automate the most common physician activities including prescribing, dictating, capturing charges, ordering labs and viewing results, providing patient education, and documenting clinical encounters. AHS also offers electronic document imaging and scanning solutions through our Advanced Imaging Concepts subsidiary. Our Physicians Interactive™ unit is the leading provider of online healthcare product education and market research programs for physicians and our Allscripts Direct™ unit offers medication fulfillment services to a variety of healthcare providers throughout the United States. Visit AHS on the Web at www.allscripts.com.

Strategic partners include IDX Systems (Nasdaq: IDXC); IMS Health (NYSE: RX); Microsoft; Hewlett-Packard Company; and Medco Health.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts' beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts' actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts see the Company's 2002 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

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Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2003	2002

Assets

Current assets:
Cash and cash equivalents	$10,496	$17,247
Marketable securities	5,698	19,117
Accounts receivable, net	15,796	18,659
Other receivables	369	747
Inventories	3,244	3,988
Prepaid expenses and other current assets	4,335	3,337
Total current assets	39,938	63,095

Long-term marketable securities	36,004	28,922
Fixed assets, net	2,566	4,384
Intangible assets, net	26,676	4,793
Other assets	3,558	3,159
Total assets	$108,742	$104,353

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$14,214	$10,682
Accrued restructuring and other charges	180	1,140
Deferred revenue	9,245	6,547
Total current liabilities	23,639	18,369

Other liabilities	2,042	163
Total liabilities	25,681	18,532

Stockholders' equity	83,061	85,821
Total liabilities and stockholders' equity	$108,742	$104,353

Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenue:
Prepackaged medications	$10,990	$12,799	$34,278	$37,758
Software and related services	8,232	4,819	20,048	14,276
Information services	3,266	2,388	7,862	6,839
Total revenue	22,488	20,006	62,188	58,873

Cost of revenue	13,833	14,770	40,828	44,845
Gross profit	8,655	5,236	21,360	14,028

Operating expenses:
Selling, general and administrative expenses	9,618	8,314	26,974	28,316
Amortization of intangibles	295	135	563	407
Restructuring and other charges	-	600	-	600
Loss from operations	(1,258)	(3,813)	(6,177)	(15,295)

Interest and other income,net	340	614	1,082	2,110
Loss before income taxes	(918)	(3,199)	(5,095)	(13,185)

Income taxes	-	-	-	-
Net loss	($918)	($3,199)	($5,095)	($13,185)

Net loss per share - basic and diluted	($0.02)	($0.08)	($0.13)	($0.34)

Weighted-average shares of common stock outstanding
used in computing net loss per share - basic and diluted	38,628	38,424	38,509	38,308